4966-1-mm.doc - Exhibit99_1_051831

Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Appoints Joel Richards to Board of Directors

Linthicum Heights, Maryland, Mar. 14, 2005 — Foundation Coal Holdings, Inc. (NYSE:FCL) announced that it has elected Joel Richards, III to its board of directors effective March 8, 2005. He will serve initially on the board’s audit, compensation, and nominating and corporate governance committees.

“Joel brings a tremendous wealth of energy industry experience to our existing board of directors,” stated James F. Roberts, Foundation’s president and chief executive officer. “Joel’s counsel has always been most valuable to us, most recently as a member of the board of our predecessor company, RAG American Coal Holdings, Inc. We are pleased to have him back as a member of the Foundation board.”

Mr. Richards is currently a management consultant focusing on organization restructuring and organization effectiveness. From 1996 to his retirement from El Paso Energy Corp. in 2002, he held the position of executive vice president and chief administrative officer, and before that, senior vice president Human Resources and Administration at El Paso Natural Gas Company. Prior to his 12 years with El Paso and its affiliates, Mr. Richards served as senior vice president Finance and Administration at Meridian Minerals Company and held various management positions at Burlington Northern, Inc., STM Associates, Union Carbide Corporation and Boise Cascade Corporation.

Mr. Richards earned his bachelor of science in Political Science and masters in administration from Brigham Young University.

Foundation Coal Holdings, Inc. is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,700 people and produces approximately 67 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

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